Registration No. 333-133173

File No. 811-21888

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM N-1A

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 [X]
Pre-Effective Amendment No. [ ]
Post-Effective Amendment No. 16 [X]

Oppenheimer institutional money market fund

(Exact Name of Registrant as Specified in Charter)

6803 South Tucson Way, Centennial, Colorado 80112-3924

(Address of Principal Executive Offices) (Zip Code)

Registrant’s Telephone Number, including Area Code: (303) 768-3200

Arthur S. Gabinet, Esq.

OFI Global Asset Management, Inc.

225 Liberty Street, New York, New York 10281-1008

(Name and Address of Agent for Service)

The Prospectus and Statement of Additional Information in the form filed on September 25, 2015 is incorporated herein by reference.

This amendment is being filed solely to file as an exhibit to this Registration Statement, the Independent Registered Public Accounting Firm’s Consent.

Oppenheimer institutional money market fund

FORM N-1A

PART C

OTHER INFORMATION

Item 28. - Exhibits

(a)	Agreement Declaration of Trust dated 8/15/13: Previously filed with Registrant’s Pre-Effective Amendment No. 11, (10/10/13), and incorporated herein by reference.

(b)	By-Laws dated 4/19/06: Previously filed with Registrant’s Pre-Effective Amendment No. 11, (10/10/13), and incorporated herein by reference.

(c)	Not applicable. See Exhibits (a) and (b).

(d)	(i)	Restated Investment Advisory Agreement dated 9/9/13: Previously filed with Registrant’s Pre-Effective Amendment No. 11, (10/10/13), and incorporated herein by reference.
	(ii)	Investment SubAdvisory Agreement dated 9/9/13: Previously filed with Registrant’s Pre-Effective Amendment No. 11, (10/10/13), and incorporated herein by reference.

(e)	(i)	General Distributor’s Agreement dated 4/19/06: Previously filed with Registrant’s Pre-Effective Amendment No. 1, (7/6/06), and incorporated herein by reference.
(ii)

Form of Dealer Agreement of OppenheimerFunds Distributor, Inc.: Previously filed with Post-Effective Amendment No. 34 to the Registration Statement of Oppenheimer Main Street Funds, Inc. (Reg. No. 33-17850), (10/23/06), and incorporated herein by reference.

(iii)

Form of Broker Agreement of OppenheimerFunds Distributor: Previously filed with Post-Effective Amendment No. 34 to the Registration Statement of Oppenheimer Main Street Funds, Inc. (Reg. No. 33-17850), (10/23/06), and incorporated herein by reference.

(iv)

Form of Agency Agreement of OppenheimerFunds Distributor, Inc.: Previously filed with Post-Effective Amendment No. 34 to the Registration Statement of Oppenheimer Main Street Funds, Inc. (Reg. No. 33-17850), (10/23/06), and incorporated herein by reference.

(v)

Form of Trust Company Fund/SERV Purchase Agreement of OppenheimerFunds Distributor, Inc.: Previously filed with Post-Effective Amendment No. 45 to the Registration Statement of Oppenheimer High Yield Fund (Reg. No. 2-62076), (10/26/01), and incorporated herein by reference.

	(vi)	Form of Trust Company Agency Agreement of OppenheimerFunds Distributor, Inc.: Previously filed with Post-Effective Amendment No. 34 to the Registration Statement of Oppenheimer Main Street Funds, Inc. (Reg. No. 33-17850), (10/23/06), and incorporated herein by reference.

(f)	Amended & Restated Compensation Deferral Plan for Eligible Trustees, effective 1/1/08: Previously filed with Post-Effective Amendment No. 4 to the Registration Statement of Oppenheimer Portfolio Series (Reg. No. 333-121449), (5/29/09), and incorporated herein by reference.

(g)	(i)	Global Custodial Services Agreement dated 5/3/01 as amended from time to time: Previously filed with Post-Effective Amendment No. 33 to the Registration Statement of Centennial Money Market Trust (Reg. No. 2-65245), (10/25/01), and incorporated herein by reference.
(ii)

Amendment dated 3/7/11 to the Global Custodial Services Agreement: Previously filed with Post-Effective Amendment No. 28 to the Registration Statement of Rochester Portfolio Series (Reg. 33-41511), (3/29/11), and incorporated herein by reference.

	(iii)	Amended and Restated Foreign Custody Manager Agreement dated 5/31/01, as amended 7/15/03: Previously filed with Pre-Effective Amendment No. 1 to the Registration Statement of Oppenheimer International Large-Cap Core Trust (Reg. No. 333-106014), (8/5/03), and incorporated herein by reference.

(h)	Not Applicable.

(i)		Opinion and Consent of Counsel dated 9/25/06: Previously filed with Registrant’s Pre-Effective Amendment No. 3, (9/29/06), and incorporated herein by reference.
(j)		Independent Registered Public Accounting Firm’s Consent: Filed herewith.
(k)		Not applicable.
(l)		Investment Letter dated 8/16/06 from OppenheimerFunds, Inc. to Registrant: Previously filed with Registrant’s Pre-Effective Amendment No. 3, (9/29/06), and incorporated herein by reference.
(m)	(i)	Amended and Restated Service Plan and Agreement for Class P shares dated 6/30/11: Previously filed with Registrant’s Post-Effective Amendment No. 5, (9/27/11), and incorporated herein by reference.

(n)	Oppenheimer Funds Amended and Restated Plan Pursuant to Rule 18f-3: Previously filed with Post-Effective Amendment No. 1 to the Registration Statement of Oppenheimer Global High Yield Fund (Reg. No. 333-176889), (9/25/14), and incorporated herein by reference.

(o)	(i)	Power of Attorney dated 7/1/15 for all Trustees and Officers, except Joel Motley: Previously filed with Pre-Effective Amendment No. 1 to the Registration Statement of Oppenheimer Global Multi-Asset Growth Fund (Reg. 333-203796), (7/13/15), and incorporated herein by reference.
	(ii)	Power of Attorney dated 7/13/15 for Joel Motley: Previously filed with Post-Effective Amendment No.15 to the Registration Statement of Oppenheimer Rochester Ohio Municipal Fund (Reg. No. 333-132785), (7/27/15), and incorporated herein by reference.

(p)	Code of Ethics of the Oppenheimer Funds, OFI Global Asset Management, Inc. OFI SteelPath, Inc., OppenheimerFunds, Inc. (including certain other affiliates and subsidiaries) and OppenheimerFunds Distributor, Inc., effective as of 6/1/15, under Rule 17j-1 of the Investment Company Act of 1940: Previously filed with Post-Effective Amendment No. 25 to the Registration Statement of Oppenheimer Real Estate Fund (Reg. No. 333-74582), (6/26/15), and incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant certifies that it meets all the requirements for effectiveness of this Registration Statement pursuant to Rule 485(b) under the Securities Act of 1933 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York and State of New York on the 25th day of November, 2015.

Oppenheimer Institutional Money Market Fund

By:	Arthur P. Steinmetz*
Arthur P. Steinmetz Trustee, President and Principal Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities on the dates indicated:

Signatures	Title	Date

Brian F. Wruble*	Chairman of the	November 25, 2015
Brian F. Wruble	Board of Trustees

Arthur P. Steinmetz*	Trustee, President and Principal	November 25, 2015
Arthur P. Steinmetz	Executive Officer

Brian W. Wixted*	Treasurer, Principal	November 25, 2015
Brian W. Wixted	Financial & Accounting Officer

David K. Downes*	Trustee	November 25, 2015
David K. Downes

Matthew P. Fink*	Trustee	November 25, 2015
Matthew P. Fink

Edmund P. Giambastiani, Jr.*	Trustee	November 25, 2015
Edmund P. Giambastiani, Jr.

William F. Glavin, Jr.*	Trustee	November 25, 2015
William F. Glavin, Jr.

Elizabeth Krentzman*	Trustee	November 25, 2015
Elizabeth Krentzman

Mary F. Miller*	Trustee	November 25, 2015
Mary F. Miller

Joel W. Motley*	Trustee	November 25, 2015
Joel W. Motley

Joanne Pace*	Trustee	November 25, 2015
Joanne Pace

Daniel Vandivort *	Trustee	November 25, 2015
Daniel Vandivort

*By: /s/ Mitchell J. Lindauer Mitchell J. Lindauer, Attorney-in-Fact

Oppenheimer Institutional Money Market Fund

Registration Statement on Form N-1A

Post-Effective Amendment No. 16

EXHIBIT INDEX

Exhibit No.		Description
28	(j)	Independent Registered Public Accounting Firm’s Consent